                           SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
[X]  Preliminary Information Statement
[_] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(21)
[_]  Definitive Information Statement


                             Virtual Telecom, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         ____________________________________________________________________
     2)  Aggregate number of securities to which transaction applies:

         ____________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

         ____________________________________________________________________
     4)  Proposed maximum aggregate value of transaction:

         ____________________________________________________________________


     5)  Total Fee Paid:_____________________________________________________


[_]  Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             _____________________________________________
         2)  Form, Schedule or Registration Statement No.:

             _____________________________________________
         3)  Filing Party:

             _____________________________________________
         4)  Date Filed:

             _____________________________________________

                             VIRTUAL TELECOM, INC.
                             _____________________

                             INFORMATION STATEMENT

                             ____________________

Introduction

     The Board of Directors of Virtual Telecom, Inc., a Delaware corporation (hereafter "Virtual Telecom" or the "Company"), is providing this Information Statement in connection with a proposed stockholder action by majority written consent ("Stockholder Action") for purposes of approving an amendment to our Certificate of Incorporation (the "Amendment") to change our corporate name to "FirstQuote Inc."

Voting Securities

     The effective date of the Stockholder Action is currently set for April 26, 1999. Our Board of Directors has fixed the close of business on March 26, 1999 as the record date for the determination of stockholders who are entitled to receive this Information Statement and consent to the Stockholder Action. The approval of the Amendment will require the written consent of the holders of at least a majority of the outstanding shares of our common stock and preferred stock, voting together as a group. As of the record date, we had ____________ shares of common stock issued and outstanding held by approximately ____ recordholders. As of the same date, we also had 5,726,001 shares of preferred stock issued and outstanding held by eight recordholders. We are not holding a meeting of stockholders in connection with the approval of the Amendment nor are we soliciting proxies.


  We are sending this Information Statement to our stockholders on or about
                                 April 5, 1999

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.


           The date of this Information Statement is March __, 1999

                       COMMON STOCK OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of the shares of common stock (including shares of preferred stock convertible into common stock) as of March __, 1999 by (i) each person who we know to be the beneficial owner of more than five percent (5%) of the common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group.


       Name and Address                          Number of Shares        Percentage Owned
                                                 ----------------        ----------------
Neil Gibbons (1)                                    1,446,770 (2)              24.8%
Daniel Huber (1)                                    1,146,770 (2)              19.7%
Mark Benn (1)                                               0 (3)                --
William Cordeiro (4)                                   10,000 (5)               (6)
Stuart Townsend (7)                                    50,000 (8)               (6)
Bryan Wood (9)                                      2,464,257 (10)             29.9%
Frank Verschoor (11)                                1,351,352 (12)             18.9%
Paul Goossens (13)                                  1,081,081 (14)             15.8%
Alta Berkeley V, C.V. (9)                           2,464,257 (10)             29.9%
NeSBIC CTE Fund BV (11)                             1,351,352 (12)             18.9%
GIMV (13)                                           1,081,081 (14)             15.8%
All officers and directors as a group               7,550,230 (15)             64.3%

____________________
(1)  Address is 12, Av. des Morgines, 1213 Petit-Lancy 1, Geneva, Switzerland.

(2) Includes 50,000 shares of common stock underlying presently exercisable options. Does not include options to purchase 40,000 shares of common stock that are subject to vesting.

(3) Does not include 95,000 shares of common stock underlying options that are subject to vesting.

(4)  Address is 23852 Pacific Coast Highway, Suite 283, Malibu, California
     90265.

(5) Represents shares held by Bartik, Cordeiro Associates, Inc., of which Mr. Cordeiro is a stockholder.

(6)  Less than one percent

(7) Address is Townsend Analytics, Ltd., 100 South Wacker Drive, Suite 1500, Chicago, Illinois.

(8) Represents shares of common stock underlying immediately exercisable options.

(9) Mr. Wood has been nominated to the Board of Directors by the holders of the Series B Preferred Stock. See, "Description of Securities - Preferred Stock." Mr. Wood's address is Alta Berkeley Associates, 6 Rue d'Italie, 1211 Geneva 3, Switzerland.

(10) Represents shares of common stock issuable upon conversion of Series B and Series C Preferred Stock held by Alta Berkeley V, C.V. and two affiliated funds. Mr. Bryan Wood is a founder of Alta Berkeley Associates which serves as a manager of the three funds.

(11) Mr. Verschoor has been nominated to the Board of Directors by the holders of the Series C Preferred Stock. See, "Description of Securities - Preferred Stock." Mr. Verschoor's address is NeSBIC CTE Fund BV, Savunnahweg 17, 3542 AW, Utrecht, The Netherlands.

(12) Represents shares of common stock issuable upon conversion of Series C Preferred Stock held by NeSBIC CTE Fund BV Mr. Verschoor is a director of NeSBIC CTE Fund BV.

(13) Mr. Goossens has been nominated to the Board of Directors by the holders of the Series C Preferred Stock. See, "Description of Securities - Preferred Stock." Mr. Goossen's address is GIMV, Karel Oemsstraat 37, B-3018 Antwerp, Belgium.

(14) Represents shares of common stock issuable upon conversion of Series C Preferred Stock held by GIMV. Mr. Goossens is a director of GIMV.

(15) Includes 300,000 shares of common stock underlying presently exercisable options and 4,896,690 shares of common stock issuable upon conversion if the outstanding shares of Series B and Series C Preferred Stock.

                           DESCRIPTION OF SECURITIES

     Common Stock

     Virtual Telecom is authorized to issue 20,000,000 shares of common stock, $.001 par value per share. As of the record date, ______________ shares were issued and outstanding and held by ___ recordholders. As of the record date, there are no outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

     Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the Certificate of Incorporation, and certain mergers and reorganizations), in which cases Delaware law and our Bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, and in the event we liquidate, dissolve or wind up our operations, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

     Virtual Telecom is authorized to issue 10,000,000 shares of preferred stock, $.001 par value per share. Our Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series.

     As of the record date, there were 5,726,001 shares of preferred stock outstanding, of which 18,500 shares are issued and outstanding as Series A Preferred Stock and held of record by one stockholder, 1,923,716 shares are issued and outstanding as Series B Preferred Stock and held of record by three stockholders and 3,783,785 shares of Series C Preferred Stock held of record by seven stockholders. We have the right to reissue the shares of any series of Preferred Stock upon conversion to common stock. All issued shares of Preferred stock are fully paid and non-assessable.

Series A Preferred Stock
------------------------

     Dividends. The holders of the Series A Preferred Stock shall share pari passu on a per share basis of the distribution in any of our dividends with the holders of shares of common stock.

     Voting Rights. The holders of the Series A Preferred Stock are entitled to receive notice of, and to vote on, any matter that is the subject of a vote of the holders of the common stock; provided, however, the holders of the Series A Preferred Stock and the holders of the common stock, acting together as a group, shall be entitled to elect five of the nine members of the Board of Directors. The holders of the Series B Preferred Stock and the Series C Preferred Stock shall each be entitled to elect two members of the Board of Directors.

     Redemption. We may redeem the shares of Series A Preferred Stock, at any time, upon thirty (30) days' prior written notice to the holder thereof of our intention to redeem the Series A Preferred Stock at a redemption price of $3.50 per share, plus payment of any unpaid dividends earned thereon through the date of redemption.

     Conversion. A holder of Series A Preferred Stock may convert each share held at any time into shares of our common stock at a conversion price equal to $1.75 per share, subject to adjustment in the case of dividends, reclassifications, stock splits, or in the case we sell shares of common stock at a price less than the price set forth above.

     Liquidation, Dissolution or Winding Up. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to be paid the sum of $3.50 per share, plus an amount equal to any unpaid dividends before any amount is paid to the holder of any other series of Preferred Stock, other than the Series B Preferred Stock or the Series C Preferred Stock, or to the common stock. After payment of these amounts to the holders of the Series A Preferred Stock, the remainder of our assets will be distributed to the holders of the common stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors prior to such time.

     Variation of Rights. Any amendment to our Certificate of Incorporation (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series A Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series A Preferred Stock are entitled to vote separately as a class.

Series B and Series C Preferred Stock
-------------------------------------

     Dividends. The holders of the Series B and Series C Preferred Stock shall share pari passu on a per share basis of the distribution in any dividends by the Company, with the holders of shares of common stock.

     Voting Rights. The holders of the Series B and Series C Preferred Stock are entitled to receive notice of, and to vote on, any matter that is the subject of a vote of the holders of the common stock; provided, however, the holders of the Series A Preferred Stock and the holders of the common stock, acting together as a group, shall be entitled to elect five of the nine members of the Board of Directors. The holders of the Series B Preferred Stock and the Series C Preferred Stock shall each be entitled to elect two members of the Board of Directors.

     Redemption. We may not redeem the shares of Series B and Series C Preferred Stock.

     Conversion. A holder of Series B or Series C Preferred Stock may convert each share held at any time into shares of our common stock at a conversion price equal to $1.5595 per share of Series B Preferred Stock and $1.85 per share of Series C Preferred Stock, subject to adjustment in the case of dividends, reclassifications, stock splits, or in the case we sell shares of common stock at a price less than the price set forth above.

     Liquidation, Dissolution or Winding Up. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of shares of the Series B and Series C Preferred Stock will be entitled to be paid the sum equal to the greater of (i) $1.85 per share, plus any accrued and unpaid dividends and any amounts payable to holders of the Series B or Series C Shares pursuant to their right to participate in any further distributions or payments made to holders of common stock in proportion to their holdings, and (ii) $3.50 per share plus any accrued and unpaid dividends if the event of liquidation, dissolution or winding up occurs on or before December 31, 2000 and, thereafter, $5.20 per share plus any accrued and unpaid dividends. After payment of these amounts to the holders of the Series B and Series C Preferred Stock, the remainder of our assets will be distributed to the holders of the Series A Preferred Stock and the common stock.

     Right of First Refusal. Pursuant to an Investors' Rights Agreement we entered into with the purchasers of the Series B and Series C Preferred Stock, the holders of the Series B and Series C Preferred Stock have the right to purchase a pro rata share of any issuance of our capital stock or rights, options or warrants to purchase such capital stock. Certain issuances of securities are excluded from the right of first refusal, including the issuance of the shares of common stock in the present offering and securities issued pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors. This right of first refusal expires in January 2006.

     Additional Rights. Pursuant to the Investors Rights Agreement mentioned above, certain actions we may take in the future will require the approval of the holders of a majority of the outstanding shares of Series B and Series C Preferred Stock. Those corporate actions requiring such approval include:

  . entering into any agreement providing for the merger, liquidation or sale of all or substantially all of our assets, or engaging in any business activity which is fundamentally different from our current business;

  . any amendments to our Certificate of Incorporation, Certificate of Designations or Bylaws;

  . acquiring the assets of another business if the vale of that acquisition excess $200,000;

  . incurring any indebtedness or extending any credit not in the ordinary course of our business;

  . varying the terms of the employment of any of our highly paid employees or directors; and

  .  engaging in any transactions with our affiliates

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) must be approved by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock and the Series C Preferred Stock then outstanding, voting together as a group.

Warrants

     From October through December 1996, we conducted a private placement in which we issued 283,781 units, each unit consisting of one share of Series A Preferred Stock and one warrant. Each warrant originally entitled its holder to purchase one share of common stock at an exercise price of $7.00 per share until July 31, 1998, at which time the unexercised warrants were to expire by their own terms. In December 1997, we adjusted the exercise price of each warrant to $3.50 per share and extended the expiration date to December 31, 2000. The warrants are subject to customary anti-dilution provisions. All 283,781 warrants are outstanding as of the date of this Information Statement.

     In June 1997, we conducted a private placement of units at $5.00 per unit. Each of these units consisted of two shares of common stock and one warrant which entitles its holder to purchase one share of common stock at an exercise price of $3.50 per share. These warrants expire on October 29, 1999. In the private placement, we sold 204,000 units for the gross proceeds of $1,020,000. In February 1998, we effectively reduced the price of the units from $5.00 per share to $4.00 per unit and issued an additional 102,000 shares of common stock. All 204,000 of these warrants are outstanding as of the date of this Information Statement.

     In February 1998, we granted warrants to Ermgassen & Co. Ltd as a finders' fee in connection with the sale of shares of our Series C Preferred Stock. The warrants allow Ermgassen & Co. to purchase up to 37,838 shares of common stock at an exercise price of $1.85 over a five year period. All 37,838 of these warrants are outstanding as of the date of this Information Statement.

Stock Option Plan

     Virtual Telecom has adopted a 1997 Stock Option Plan, which permits us to grant options to our employees, officers, directors, consultants and independent contractors. We may issue an aggregate of 1,150,000 shares of common stock pursuant to the stock option plan. As of the date of this Information Statement, we have granted under the stock option plan options to purchase an aggregate of 655,000 shares of common stock, at an exercise price of $2.00 per share, to our employees, officers, directors and consultants.

Dividends

     We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. See, "Dividend Policy."

Transfer Agent

     The Transfer Agent for our common stock is Interwest Transfer Company, 1981 East 4800 South, Salt Lake City, Utah 84117.

                           CHANGE OF CORPORATE NAME

     On February 17, 1999, our Board of Directors declared it advisable and in our best interests and directed that there be submitted to the stockholders a proposed amendment to Article I of our Certificate of Incorporation to change our name from Virtual Telecom, Inc. to FirstQuote Inc. The Board of Directors has fixed the close of business March 26, 1999 as the record date for the determination of stockholders who are entitled to receive this Information Statement. As of March 26, 1999, ____________ shares of Common Stock and 5,726,001 shares of Preferred Stock were issued and outstanding, and approximately 1,574,281 additional shares of Common Stock were reserved for issuance upon exercise of outstanding options, warrants and convertible notes, including options, that may be granted in the future under our Stock Option Plan.

Vote Required

     The approval of the Amendment will require the written consent of the holders of at least a majority of the outstanding shares of common stock and preferred stock, voting together as a group.

                                       By Order of the Board of Directors,


                                        /s/  DANIEL HUBER
                                       -----------------------------------
                                       Daniel Huber,
                                       Secretary

Geneva, Switzerland
March __, 1999